Execution Version

Exhibit 10.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER SECURITIES OR STATE BLUE SKY LAW, AND MAY NOT BE PLEDGED, HYPOTHECATED, TRANSFERRED, OFFERED FOR SALE OR SOLD EXCEPT PURSUANT TO A REGISTRATION OR AN EXEMPTION FROM REGISTRATION UNDER SAID ACTS.

SUBORDINATED PROMISSORY NOTE

US $2,000,000.00August 23, 2021

FOR VALUE RECEIVED, the undersigned, Heritage ALT LLC, a Delaware limited liability company (the “Payor”), hereby promises to pay to the order of American Laboratory Trading, Inc., a Connecticut corporation or its permitted assigns (the “Holder”), the principal amount of $2,000,000.00, together with interest on the unpaid principal balance at the times and at the rate specified in this Subordinated Promissory Note (the “Note”).

This Note has been executed and delivered and issued pursuant to and in accordance with the terms and conditions of that certain Asset Purchase Agreement, dated as of August 18, 2021 (the “Purchase Agreement”), by and among Payor, Holder, Dante LaTerra, an individual resident of the State of Florida (“LaTerra”), and Heritage Global Inc., a Florida corporation (“Guarantor”).  Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Asset Purchase Agreement.

1.Interest.

(a)Except as provided in Section 1(b), interest on the outstanding principal amount of this Note will accrue from the date hereof until all outstanding principal shall be paid in full at the rate of 3.00% per annum (the “Interest Rate”) calculated as simple interest.

(b)If any amount payable hereunder is not paid when due (without regard to any applicable grace period), including as a result of the subordination provisions of Section 4, and whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at the Interest Rate plus 3.00% (the “Default Rate”).

2.Payment of Principal and Interest.  (a) On the first day of each month, beginning the next month succeeding the Closing Date, the Payor shall make a monthly payment of principal and interest in the amount of $44,268.65 and (b) all unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of: (i) August 23, 2025 (the “Maturity Date”) and (ii) the acceleration of this Note pursuant to Section 5(b). Any payment on this Note that would otherwise become due and payable on a day that is not a Business Day shall become due and payable on the next succeeding Business Day, with the same force and effect as if made on the date for payment of such principal or interest.  In the event that pursuant to the terms of Section 4 hereof, the Payor is prohibited from making any payment hereunder, such payment shall be deferred until such time as the payment is permitted under Section 4.

3.Prepayments.  Subject to the terms of Section 4 hereof, the Payor may, at its option, at any time or from time to time prepay the outstanding principal sum or any accrued but unpaid interest, in each case in whole or in part, without penalty or premium, provided that any such prepayment of any outstanding principal shall be accompanied by the payment of all accrued but unpaid interest on the principal sum being prepaid.

4.Subordination.

(a)Subject to Section 4(c), the principal of and interest on this Note and all other amounts payable with respect to, and all obligations under, this Note are expressly subordinated in right of payment to all obligations of the Payor constituting Senior Debt (as defined below) in the manner set forth herein.  The term “Senior Debt” as used herein means the principal of, premium, if any, interest on, and all reasonable and customary charges relating to any and all indebtedness of Payor for borrowed money, whether now or hereafter outstanding including after the commencement of any Proceeding under Bankruptcy Law (as defined below), owed to C3bank, National Association (“C3bank”), and any and all extensions, renewals, replacements and refinancings of such indebtedness for borrowed money, owed to C3bank or any replacement bank (C3bank and any such replacement bank, the “Senior Lender”), whether secured or unsecured. Notwithstanding the foregoing, the aggregate principal amount of the Senior Debt that this Note shall be subordinated shall not exceed $10,000,000.

(b)No payment on account of principal of, or interest on, this Note shall be made, either directly or indirectly, by Payor, and Holder shall not be entitled to receive such payment, if there shall have occurred and be continuing or there would be caused by any such payment any Payment Default (as defined below) with respect to the Senior Debt and Holder has received requisite written notice thereof from the Senior Lender prohibiting such payment as a result of such Payment Default (a “Payment Blockage Notice”) for a period ending not more than 180 days after the end of any period for which Payor has a right to cure the Payment Default (a “Payment Blockage Period”).  The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (1) by written notice to the Payor from the holder of the Senior Debt who gave such Payment Blockage Notice, (2) because the Payment Default giving rise to such Payment Blockage Notice is cured, waived or otherwise no longer continuing or (3) because such Senior Debt has been discharged or repaid in full in cash.  Notwithstanding the immediately preceding two sentences, unless the holders of such Senior Debt shall have accelerated the maturity of such Senior Debt, the Company shall be entitled to make (and shall make) payments on this Note in accordance with its terms after expiration of such Payment Blockage Period (including all payments that were due but were not made during the Payment Blockage Period).  This Note shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Debt during such period.

(c)Nothing herein shall impair the obligation of the Payor, which is absolute and unconditional, to pay the principal of and interest on this Note in accordance with its terms.

5.Default; Remedy.

(a)The occurrence of any one or more of the following events with respect to the Payor shall constitute an event of default (“Event of Default”) hereunder:

(i)the Payor’s failure to pay when due (whether by acceleration or maturity or otherwise) any payment of principal, interest or other amount owing under this Note and such failure continues for five (5) Business Days; provided, however, that such event shall not be an Event of Default to the extent it arises as a result of the operation of the subordination provisions set forth in Section 4;

(ii)pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), the Payor’s (A) commencement of a voluntary case or Proceeding; (B) being the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Bankruptcy Law if the petition shall remain undismissed for a period of forty-five (45) days; (C) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (D) assignment for the benefit of its creditors; or (E) admission, in writing, of its inability to pay its debts as they become due; or

(iii)a Change of Control shall occur.

(b)The Payor will promptly notify Holder in writing of the occurrence of any Event of Default hereunder.  Upon the occurrence and during the continuation of an Event of Default hereunder (unless such Event of Default has been cured or waived in writing by Holder), Holder may, at its option, (i) by written notice to Payor, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Payor all sums due under this Note; provided, however, if an Event of Default described in Sections 5(a)(ii)(A), (C), (D) or (E) and Section 5(a)(iii) shall occur, the entire unpaid principal balance of this Note, together with all accrued interest thereon, shall become immediately due and payable without notice, declaration or other act on the part of Holder. Payor shall pay all reasonable costs and expenses incurred by or on behalf of Holder in connection with Holder’s collection of amounts due hereunder, including reasonable attorneys’ fees. Notwithstanding the foregoing, this Section 5(b) shall be subject to the subordination provisions set forth in Section 4.

6.Offset.  This Note is being issued in connection with the Purchase Agreement, and is subject to (i) the right of Payor under Section 2.8(e)(ii) of the Purchase Agreement to set-off against the Note any amount due to Purchaser under Section 2.8(e)(ii) of the Purchase Agreement, and (ii) the right of the Holder under Section 7.6(e) of the Purchase Agreement to set-offset against the Note the indemnification obligations of the Seller Parties under Article VII of the Purchase Agreement. Any amounts that are properly set-off against such liabilities in accordance with the terms of the Purchase Agreement shall be deemed paid and satisfied in full.

7.Waiver of Demand.  Demand, presentment, dishonor, protest and notice of demand, dishonor or protest are hereby waived by the Payor.

8.Binding Effect.  This Note shall be binding upon and inure to the benefit of the Holder hereof and its successors and permitted assigns.  This Note shall be binding upon the Payor and their successors and permitted assigns, provided, however, that the Payor may not assign either this Note or any of its rights, interests, or obligations hereunder to any Person that is not an Affiliate of Payor without the prior written consent of Holder. Any purported assignment or delegation by the Payor in contravention of this section shall be null and void.  No assignment by Payor of this Note shall relieve the Payor of its obligations hereunder.  The Holder shall be permitted to assign this Note or any of its rights or interests hereunder, in whole or in part, to LaTerra or any Affiliate of the Holder or LaTerra, upon prior written notice to the Payor.  The Holder shall not be deemed to waive any of its rights hereunder unless such waiver be in writing and signed by the Holder and no indulgence, delay or omission by the Holder in exercising any of its rights shall operate as a waiver of such rights and a waiver in writing on one occasion shall not be construed as a consent to or a waiver of any right or remedy on any future occasion.

9.Governing Law; Venue.  This Note shall be governed by, and construed in accordance with, the Law of the State of New York without regard to any conflicts of law principles that would require the application of any other Law.  Payor and Holder each agree to personal jurisdiction in any action brought in any Court, Federal or State, within the State of New York having subject matter jurisdiction over the matters arising under this Note.  Any Proceeding arising out of or relating to this Note shall only be instituted in the State of New York.  Payor and Holder each waive any objection that it may have now or hereafter to the laying of the venue of such Proceeding and irrevocably submits to the exclusive jurisdiction of any such Court in any such suit, action or Proceeding.

10.Waiver of Jury Trial.  EACH OF PAYOR AND HOLDER AND ANY THIRD PARTY BENEFICIARY HEREOF HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

11.Miscellaneous. This Note is not intended to confer any rights or remedies upon any person except Payor, Holder, and the Senior Lender, it being agreed and understood that Senior Lender is an intended third party beneficiary entitled to enforce the terms hereof. This Note may be executed in one or more counterparts (including by electronic transmission in portable document format (.pdf)), which when taken together shall constitute one and the same agreement.

12.Certain Definitions.  The following defined terms used in this Note shall have the following meanings:

“Business Day” means any day other than a Saturday, Sunday or day on which national banking institutions are permitted or required to close in the State of New York.

“Change of Control” means: (a) a change in the beneficial ownership of an aggregate of more than 50% of the outstanding shares of stock of Payor or Guarantor, in one or more transactions, compared to the ownership of outstanding shares of stock of Payor or Guarantor in effect on the date hereof; (b) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Payor or Guarantor ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Payor or Guarantor, who did not have such power before such transaction; or (c) a sale of all or substantially all of the assets of Payor or Guarantor, in one or more transactions to a Person that is not an Affiliate of Payor or Guarantor.

“Payment Default” means that (i) a payment default under Senior Debt shall have occurred and be continuing at the time any payment is due on this Note, or (ii) any other default under the Senior Debt shall have occurred and be continuing and, in the case of clause (ii), the maturity of such Senior Debt shall have been accelerated in accordance with its terms.

“Proceeding” means any cause of action, charge, arbitration, audit, hearing, investigation, litigation, or lawsuit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Payor and Guarantor have executed this Note as of the date first above written.

HERITAGE ALT LLC

By: /s/ James Sklar

Name: James Sklar

Title: Executive Vice President, General Counsel and Secretary

GUARANTY

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in order to induce the Holder to enter into the Purchase Agreement and accept this Note, the undersigned Guarantor hereby unconditionally and irrevocably guarantees to the Holder, and its successors and permitted assigns, the full, prompt and complete payment when due, whether by lapse of time, by acceleration, maturity or otherwise, of all principal, interest (including interest accruing after the commencement of any bankruptcy or insolvency proceeding by or against Payor, whether or not allowed in such proceeding), costs, expenses and other amounts now or hereafter due and owing, or which Payor is obligated to pay, pursuant to the terms of this Note, as the same may from time to time be amended, supplemented, restated or otherwise modified.  This guaranty is a continuing guarantee of payment and not a guaranty of collection.

HERITAGE GLOBAL INC.

By: /s/ James Sklar

Name: James Sklar

Title: Executive Vice President, General Counsel and Secretary

ACKNOWLEDGED, ACCEPTED AND AGREED BY HOLDER:

AMERICAN LABORATORY TRADING, INC.

By: /s/ Dante LaTerra

      Name: Dante LaTerra

      Title: CEO

[Signature Page to Subordinated Promissory Note and Guaranty]